Exhibit (a)(1)

MENTOR GRAPHICS CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS ISSUED UNDER
THE MENTOR GRAPHICS CORPORATION 1986 STOCK PLAN HAVING AN EXERCISE
PRICE PER SHARE GREATER THAN $25.00
FOR NEW OPTIONS
(THE “OFFER TO EXCHANGE”)

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., PACIFIC TIME, ON DECEMBER 31, 2001 UNLESS THE OFFER IS EXTENDED.

            Mentor Graphics Corporation (the “Company”) is offering certain option holders who are current employees of the Company the opportunity to exchange certain outstanding stock options originally granted under the Mentor Graphics Corporation 1986 Stock Plan (the “1986 Plan”) that have an exercise price of more than $25.00 per share (the “Eligible Options”), for new options to purchase shares of our common stock that we will grant under the 1986 Plan (the “New Options”). We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Option Exchange Election Form (which together, as they may be amended from time to time, constitute the “Offer”). You may participate in this Offer if you are an employee of the Company who has received a stock option granted under the 1986 Plan that has an exercise price of more than $25.00. If you tender an Eligible Option, you must tender the entire option. If you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months. If you tender options for exchange as described in the Offer and your options are accepted and cancelled, we will grant to you New Options exercisable for the same number of shares that were subject to the options that were returned for exchange. We will grant the New Options six months and two days after the date we cancel the options accepted for exchange. We expect that the grant date of the New Options will be July 2, 2002. The Company’s directors and executive officers are not eligible to participate in the Offer.

            If you elect to exchange options as described in the Offer and if your tender is accepted, we will grant you New Options under the 1986 Plan pursuant to a new option agreement. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day preceding the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly. Twenty-five percent of the shares of common stock underlying the New Options will vest one full year after the grant date of the New Options, and, thereafter, 1/48th of the shares will vest monthly until 100% of the shares underlying the New Options are vested (which date shall be four years after the grant date of the New Options). The 10-year term of the New Options will start on the New Option grant date. The New Options will be non-statutory stock options. The New Options will have other terms and conditions that are the same as those of the cancelled options.

            ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS BASED ON YOUR INDIVIDUAL SITUATION.

            Shares of our common stock are quoted on the Nasdaq National Market under the symbol “MENT.” On November 29, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $23.65 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

            You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Exchange or the Option Exchange Election Form to Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, by e-mail at shirley_platt@mentor.com, or by telephone at (503) 685-1529.

i

IMPORTANT

        If you wish to elect to exchange your options, you must complete and sign the Option Exchange Election Form in accordance with its instructions, and send it to Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, by fax at (503) 685-1485 or by post to Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon, 97070-7777.

        We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the accompanying Option Exchange Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

ii

iii

SUMMARY TERM SHEET

         The following section answers some of the questions that you may have about this Offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange and the accompanying Option Exchange Election Form because the information in this summary is not complete and because additional important information is contained in the remainder of this Offer to Exchange and the Option Exchange Election Form.

General Questions About the Program

1.     WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options under the 1986 Plan that have an exercise price of more than $25.00 per share for New Options under the 1986 Plan. The Eligible Options cover a total of 432,450 shares of our common stock, were granted from December 2000 to May 2001, have exercise prices ranging from $25.375 to $29.125, and are held by approximately 160 employees. We will not accept partial tenders of options. Therefore, if you tender an Eligible Option, you must tender the entire option. If you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months. If you choose to participate, you are not eligible to receive additional Mentor Graphic Corporation stock options until, at the earliest, July 2, 2002.

2.      WHY ARE WE MAKING THE OFFER TO EXCHANGE?

         We implemented the Offer to Exchange because a considerable number of option holders have stock options that have exercise prices significantly above our current and recent trading prices. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for New Options to purchase the same number of shares covered by the cancelled options. The New Options will be granted six months and two days from the date we cancel the options accepted for exchange. By making this Offer to exchange outstanding options for New Options that will have an exercise price equal to the closing market price of our common stock on the day preceding the grant date of the New Options, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, create better performance incentives for employees, and thereby maximize stockholder value.

3.      IS THIS A REPRICING?

         This is not a stock option repricing in the traditional sense. In a repricing, the exercise price of an employee’s current option would be adjusted immediately to be equal to the closing price of our common stock on the date of repricing. This would result in a variable stock accounting treatment of the option.

4.      WHY CAN’T MENTOR GRAPHICS CORPORATION JUST REPRICE MY OPTION, AS I HAVE SEEN DONE AT
         OTHER COMPANIES?

         In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, we would need to record a compensation charge against earnings. The amount of this charge would be measured by the future appreciation of the stock subject to the repriced option.

5.      WHY MUST I EXCHANGE OTHER OPTIONS GRANTED TO ME IN THE LAST SIX MONTHS?

         Certain employees who hold Eligible Options were granted additional options on October 22, 2001 with an exercise price $18.84 per share. Under the applicable accounting rules, any option granted to an employee within six months prior to the cancellation of the employee’s Eligible Option at an exercise price lower than the Eligible Option will be subject to the unfavorable variable accounting treatment. Accordingly, to avoid the unfavorable accounting treatment, we must require that any employee who was granted an $18.84 option on October 22, 2001exchange that option as a condition to participation in the exchange of Eligible Options. All New Options, including those granted in exchange for the options granted on October 22, 2001, will have a vesting schedule and term based on the grant date of the New Options, which is expected to be July 2, 2002. If you want to keep the $18.84 option granted to you on October 22, 2001, you should not elect to participate in the Offer to Exchange.

6.      AM I ELIGIBLE TO RECEIVE FUTURE GRANTS DURING THE FOLLOWING SIX-MONTH PERIOD IF
         I PARTICIPATE IN THIS EXCHANGE?

         Because of unfavorable accounting charge consequences, participants in this program are ineligible for any additional stock option grants until after the grant date of the New Options.

7.      WOULDN’T IT BE EASIER TO JUST QUIT MENTOR GRAPHICS CORPORATION AND THEN GET REHIRED?

         This is not an available alternative because a rehire and resulting re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause a variable accounting charge against earnings.

8.      WHO IS ELIGIBLE?

         Any current employee of our company who holds a stock option with an exercise price of more than $25.00 per share under the 1986 Plan is eligible to participate. The Company’s directors and executive officers are not eligible to participate in this Offer.

9.      DOES THE OFFER TO EXCHANGE EXTEND TO ALL OF MENTOR GRAPHICS CORPORATION’S
         OPTION PLANS?

         No. The Offer to Exchange extends only to current employees who were granted options under the 1986 Plan with an exercise price of more than $25.00.

10.    HOW DOES THE EXCHANGE WORK?

         The Offer to Exchange will require an Eligible Option holder to make a voluntary election to cancel the Eligible Option in exchange for a grant of a New Option for the same number of shares as the cancelled option, subject to adjustments for any stock splits, stock dividends or similar events. If you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months. The grant of New Options will take place six months plus two days following the cancellation date of all options accepted for exchange. The exercise price for New Options will equal the closing market price of our common stock on the Nasdaq National Market on the day preceding the grant date. The four-year vesting schedule and 10-year term of the New Options will start on the new grant date. The New Options will be non-statutory stock options. Except for the vesting schedule, option term, and the exercise price, the New Options will have terms and conditions that are the same as those of the cancelled options. You may not exchange less than your entire Eligible Option. If you were granted another option in the last six months, you must also exchange that entire option. Also, if you choose to participate, you will not be eligible to receive additional Mentor Graphics Corporation stock options until, at the earliest, July 2, 2002.

11.   WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

         To participate, you must complete the Option Exchange Election Form, sign it, and ensure our Stock Option Administrator receives it no later than 5:00 p.m. Pacific Time on December 31, 2001. You can return your form either by fax to (503) 685-1485 or by mail to Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon, 97070-7777.

12.    IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         Options designated to be exchanged under this program will be cancelled at 5:00 p.m. Pacific Time on December 31, 2001, unless this Offer is extended.

13.    WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I DO SO?

         The deadline to participate in this program is 5:00 p.m. Pacific Time on December 31, 2001 unless we extend it. This means that our Stock Option Administrator must have your Option Exchange Election Form in her hands before that time. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if it is extended, for how long. If we extend the Offer, we will make an announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the Offer period. If we extend the Offer beyond that time, you must deliver the Option Exchange Election Form before the extended expiration of the Offer.

         We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the Offer.

14.    WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your Option Exchange Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain unchanged at their original price and original terms.

15.    DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

         You may withdraw your options elected for exchange at any time before 5:00 p.m., Pacific Time, on December 31, 2001. If we extend the Offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the Offer. To withdraw options elected for exchange, you must deliver to our Stock Option Administrator a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedures described above.

16.    IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?

         If you participate in this exchange, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options does not result in the recognition of taxable income. Because the New Options will be non-statutory options, taxable income would be recognized upon exercise of the New Options.

           We know of no adverse tax consequences that will affect any employee in the United States with respect to options exchanged under this program. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the Offer.

17.     HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

           We understand that this will be a challenging decision for many option holders. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual option holder’s personal decision, and it will depend largely on each option holder’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price.

18.     WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

           Although our board of directors has approved this Offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your option.

19.	WHAT IF MY EMPLOYMENT AT MENTOR GRAPHICS CORPORATION ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE GRANT DATE OF THE NEW OPTIONS?

           Your employment with Mentor Graphics Corporation is on an at-will basis and nothing in this Offer modifies that. You cannot revoke your Option Exchange Election Form after 5:00 p.m. Pacific Time on December 31, 2001. Therefore, if your employment with Mentor Graphics Corporation is terminated by you or the company voluntarily, involuntarily, or for any reason or for no reason, before your New Options are granted, you will not have a right to any stock option that was previously cancelled, and you will not have a right to the grant that would have been issued on the grant date of the New Options. Therefore, if you are not an employee of our company from the date you elect to exchange options through the grant date of the New Options, you will not receive New Options in exchange for your options that have been accepted for exchange. You also will not receive any other consideration for the options elected to be exchanged if you are not an employee from the date you elect to exchange the options through the grant date of the New Options.

20.     WHAT ARE THE CONDITIONS TO THE OFFER?

           The Offer is not conditioned upon a minimum number of options being elected for exchange. The Offer is subject to a number of conditions, which are described in Section 6 of this Offer to Exchange.

Specific Questions About the Cancelled Options

21.     WHICH OPTIONS CAN BE CANCELLED?

           Option holders can elect to cancel options granted under the 1986 Plan that have an exercise price greater than $25.00. If you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months.

22.     CAN I SELECT ONE PART OF AN OPTION TO CANCEL, OR CANCEL AN OPTION ONLY AS TO CERTAIN
           SHARES?

           No, you cannot partially cancel an outstanding option. Therefore, if you tender an Eligible Option, you must tender the entire option. You must also tender the entire option granted to you in the last six months, if you received such an option.

23.    IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTION THAT WILL BE CANCELLED?

          If you elect to participate in this program, then on December 31, 2001 at 5:00 p.m. Pacific Time, or such later time to which the Offer may be extended, we will cancel all of your outstanding options that you submitted for exchange.

Specific Questions About the New Options

24.    WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

          Employees who participate in this program will receive New Options on the grant date of the New Options. The number of shares under each new stock option will equal the number of shares under the cancelled option. Each New Option will be granted under the 1986 Plan pursuant to a new option agreement between you and us.

25.    WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

          The exercise price for the New Options will be the last reported sales price of our common stock on the Nasdaq National Market on the day preceding the grant date. Because we will not grant New Options until six months and two days after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than the options you exchange. We can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

26.    WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION OR NON-STATUTORY STOCK OPTION?

          All outstanding options granted under the 1986 Plan are non-statutory options, and the New Options will also be non-statutory options.

27.    WHAT WILL BE THE VESTING SCHEDULE OF MY NEW OPTION?

          The vesting schedule for the New Options will begin on the date the New Options are granted. Twenty-five percent of the shares of common stock underlying the New Options will vest one full year after the grant date of the New Options, and, thereafter, an additional 1/48th of the shares shall vest monthly until 100% of the shares are vested (which date shall be four years after the grant date of the New Options).

28.    WHAT WILL BE THE TERM OF MY NEW OPTION?

          The term of all New Options will be ten years from the New Option grant date. All New Options will be granted six months and two days after the cancellation date of the exchanged options.

29.    WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTION?

          Except for the exercise price, the option term, and the vesting schedule, the terms and conditions of the New Options will be the same as the cancelled options.

30.    WHEN WILL I RECEIVE MY NEW OPTION?

          If we cancel options elected for exchange on December 31, 2001, the grant date of the New Options will be July 2, 2002. Note that our Stock Option Administrator will provide you with documentation of the grant.

31.   WHY WON’T I RECEIVE MY NEW OPTION IMMEDIATELY AFTER THE EXPIRATION DATE OF THE
        OFFER?

        If we were to grant the New Options with a price determined on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we believe we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the New Options for at least six months and two days, we believe we will not have to record such a compensation expense.

32.   HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

       All employees will receive a summary of their Eligible Option and any other option granted in the last six months attached to the enclosed Option Exchange Election Form. For additional information, employees should contact Shirley Platt, our Stock Option Administrator, at (503) 685-1529.

33.   CAN I HAVE AN EXAMPLE OF AN OFFER TO EXCHANGE?

       What follows is a representative example - your situation is likely to vary in significant respects.

        Assumptions:
        Your Hire Date: May 10, 2001
        Your Original Stock Option: 4,000 shares
        Your Original Stock Option Price: $27.00
        Your Original Vesting Schedule: 1,000 shares to vest on May 10, 2002, and 1/48th of the shares to vest monthly thereafter until
        100% of the option is vested on May 10, 2005.

        Using the above assumptions for the sake of illustrating the Offer to Exchange, we would cancel your original stock option on December 31, 2001. On the grant date of the New Options, which would be on July 2, 2002, we would grant you a New Option for 4,000 shares with an exercise price equal to the closing price of our common stock on the Nasdaq National Market on July 1, 2002. The New Option would vest as to 1,000 shares on July 2, 2003, and 1/48th of the total shares would vest monthly thereafter until 100% of the shares were vested on July 2, 2006.

34.   WHAT HAPPENS IF MENTOR GRAPHICS CORPORATION IS SUBJECT TO A CHANGE IN CONTROL
        BEFORE THE NEW OPTIONS ARE GRANTED?

       Your Eligible Option and all other outstanding options under the 1986 Plan provide that vesting will be accelerated and the option will become exercisable in full if a “Change in Control” (as defined in our 1982 Stock Option Plan) of the Company occurs. Unless otherwise determined by the Company’s Compensation Committee before the occurrence of the event, a “Change in Control” generally includes the following events: the acquisition by any person of 20% or more of the Company’s common stock, the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, and the approval by the Company’s shareholders of a merger, share exchange, sale of substantially all of the Company’s assets or plan of liquidation. If a Change in Control occurs prior to the grant date of the New Options and results in the acceleration of vesting of all outstanding options under the 1986 Plan, then the New Options will, if and when they are granted, be fully vested and 100% exercisable.

        Your Eligible Option and all other outstanding options under the 1986 Plan also provide that, in the event of a liquidation, merger or share exchange affecting the Company, the Compensation Committee may, in its sole discretion, provide a 30-day period prior to such event during which the options will be 100% exercisable and after which the options will terminate. If prior to the grant date of the New Options, all outstanding options under the 1986 Plan terminate as a result of action by the Compensation Committee in connection with a liquidation, merger or share exchange of the Company, then the New Options will not be granted and participants will lose the right to receive any consideration for their cancelled options.

        Lastly, your Eligible Option and all other outstanding options under the 1986 Plan provide that, if the outstanding shares of Company common stock are exchanged for shares or other securities of another corporation by reason of any merger or share exchange and the Compensation Committee does not cause the options to terminate as discussed in the preceding paragraph, appropriate adjustment shall be made by the Compensation Committee in the number and kind of shares subject to the option. Accordingly, if prior to the grant date of the New Options, all outstanding options under the 1986 Plan are converted into or exchanged for options to acquire stock or other securities of another corporation as a result of a merger or share exchange, participants will be entitled to receive New Options for shares of such acquiring company on the grant date, with the number of shares determined by applying the same exchange ratio as applied to the outstanding options so converted. If, however, your employment status with the acquiring company on the grant date of the New Options is different than your employment status with us on the cancellation date, for any reason, you will lose your right to receive New Options or any other consideration for your cancelled options, just as you would had we not been acquired. Unless you were to enter into an employment agreement with the acquiring company, your employment with that company would be at-will, terminable by either party at any time and for any reason or no reason, and you could be terminated by the acquiring company before the grant date of the New Options.

        In any event, even if a Change of Control is not completed before the grant of New Options, the announcement of a planned merger or acquisition transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the market price of our common stock, and could deprive optionees of any further price appreciation in the common stock underlying their New Options. For example, if we signed and announced an agreement to be acquired in a cash merger before the grant date of the New Options, the closing market price of our common stock on the day preceding the grant date of the New Options (and therefore the price at which we grant the New Options) would likely be a price at or near the cash price to be paid for the common stock in the transaction. Participating optionees would therefore not receive the benefit of any premium over fair market value paid for our common stock in the transaction, because the exercise price of the New Options would incorporate that premium.

35.   AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP “UNDERWATER”?

        We are conducting this Offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time Offer. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly, and your options could again be underwater.

36.   WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

        As described in the answer to question 11, to participate, you must complete the Option Exchange Election Form, sign it, and ensure that the Company’s Stock Option Administrator receives it no later than 5:00 p.m. Pacific Time on December 31, 2001. You can return your form either by fax to (503) 685-1485 or by mail to Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

INTRODUCTION

          The Company is offering certain option holders who are current employees of the Company the opportunity to exchange certain outstanding stock options originally granted under the 1986 Plan that have an exercise price of more than $25.00 per share, for New Options to purchase shares of our common stock that we will grant under the 1986 Plan. We will not accept partial tenders of options. Therefore, if you tender an Eligible Option, you must tender the entire option. If you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months. If you accept the Offer, we cannot for accounting reasons grant you any additional stock options until, at the earliest, July 2, 2002. The Company’s directors and executive officers are not eligible to participate in this Offer.

          We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Option Exchange Election Form. The New Options will allow you to purchase the same number of shares of our common stock as the option that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events.

          We will grant the New Options six months and two days after the date we cancel the options accepted for exchange.

          This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to conditions, which we describe in Section 6 of this Offer.

          If you elect to exchange options as described in the Offer and if your tender is accepted, we will grant you New Options under the 1986 Plan pursuant to a new option agreement. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day preceding the grant date of the New Options. Twenty-five percent of the shares of common stock underlying the New Options will vest one full year after the grant date of the New Options, and, thereafter, an additional 1/48th of the shares will vest monthly until 100% of the options are vested (which date shall be four years after the grant date of the New Options). The 10-year term of the New Options will start on the New Option grant date. All outstanding options under the 1986 Plan are non-statutory stock options, and the New Options will also be non-statutory stock options. Except for the exercise price, the option term, and the vesting schedule, the New Options will have other terms and conditions that are the same as those of the cancelled options.

          All options accepted by us pursuant to this Offer will be cancelled.

THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

          Upon the terms and subject to the conditions of the Offer, we will exchange for New Options to purchase common stock under the 1986 Plan all Eligible Options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Date,” as defined below. If you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months. We will not accept partial tenders of options. Therefore, if you tender an Eligible Option, you must tender the entire option. You must also tender the entire option granted to you in the last six months, if you received any such option. If your options are properly elected and accepted for exchange, you will be entitled to receive New Options to purchase the same number of shares of our common stock as the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events.

          All New Options will be subject to a new option agreement between us and you. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day preceding the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly. Twenty-five percent of the shares of common stock underlying the New Options will vest one full year after the grant date of the New Options, and, thereafter, an additional 1/48th of the shares will vest monthly until 100% of the shares are vested (which date shall be four years after the grant date of the New Options). The New Options will have a 10-year option term that starts on the New Option grant date. All outstanding options under the 1986 Plan are non-statutory stock options, and the New Options will also be non-statutory stock options. Except for the vesting schedule, option term, and the exercise price, the New Options will have terms and conditions that are the same as those of the cancelled options.

          Any current employee of Mentor Graphics Corporation who holds a stock option under the 1986 Plan with an exercise price greater than $25.00 is eligible to participate. The Company’s directors and executive officers are not eligible to participate in the Offer.

          As of November 9, 2001, options to purchase 7,677,534 shares of our common stock were issued and outstanding under the 1986 Plan. These options had exercise prices ranging from $0.04 to $29.125 per share. As of November 9, 2001, there were Eligible Options outstanding to purchase a total of 432,450 shares of our common stock. The Eligible Options were granted from December 2000 to May 2001, have exercise prices ranging from $25.375 to $29.125, and are held by approximately 160 employees. The shares of common stock issuable upon exercise of Eligible Options represent approximately 0.7% of the total shares of our common stock outstanding. In addition, 68 of the employees who hold Eligible Options were granted additional options on October 22, 2001, which must also be exchanged if such employees wish to participate in the Offer. Those options have an exercise price of $18.84 per share and cover a total of 79,258 shares of our common stock.

          If you are not an employee of the company from the date you elect to exchange an option through the date we grant New Options, you will not receive a New Option in exchange for your elected option that has been accepted for exchange. You also will not receive any other consideration for your elected option if you are not an employee from the date you elect to exchange an option though the date we grant the New Options.

          The term “Expiration Date” means 5:00 p.m., Pacific Time, on December 31, 2001, unless we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate, and amend the Offer.

          If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

(a)

	(i)	we increase or decrease the amount of consideration offered for the options;

	(ii)	we decrease the number of options eligible to be elected for exchange in the Offer; or

	(iii)	we increase the number of options eligible to be elected for exchange in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

(b)	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or federal holiday and consists of the time period 12:01 a.m. through 12:00 midnight, Eastern Time.

2.      PURPOSE OF THE OFFER.

         We issued the options outstanding under our 1986 Plan to provide our employees an opportunity to acquire or increase a proprietary interest in our company, thereby creating a stronger incentive to expend maximum effort for our growth and success and to encourage our option holders to continue their employment with Mentor Graphics Corporation.

         Some of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer to exchange Eligible Options for New Options that will have an exercise price equal to the closing market price of our common stock on the day preceding the grant date of the New Options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         Considering the ever-present risks associated with a volatile and unpredictable stock market, and our industry in particular, there is no guarantee that the closing market price on the day preceding the New Option grant (and thus the exercise price of your New Options) will be less than or equal to the exercise price of your existing options, or that your New Options will increase in value over time.

         Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no plans or proposals that relate to or would result in:

(a)	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than possible future acquisition transactions that are not of a size and/or likelihood at this time to be material to your consideration of this Offer;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any material change in our present board of directors or management, including a change in the number or term of directors;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities, other than acquisitions by us pursuant to our ongoing stock repurchase program and sales by us pursuant to stock options and our employee stock purchase plan; or

(j)	any changes in our articles of incorporation, bylaws, other governing instruments or any actions that could impede the acquisition of control of us by any person.

          Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.      PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

          PROPER EXCHANGE OF OPTIONS. To elect to exchange your options pursuant to the Offer, you must, in accordance with the terms of the accompanying Option Exchange Election Form, properly complete, duly execute and deliver to us the Option Exchange Election Form, or a facsimile thereof. We must receive the Option Exchange Election Form by fax at (503) 685-1485 or by mail to Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, OR 97070-7777 before the Expiration Date.

          If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain unchanged at their original price and terms.

          The method of delivery of the Option Exchange Election Form is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

          DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular option or any particular option holder. No election to exchange an option will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

          OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options elected by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

          Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

          You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

          You have the right to withdraw your elected options at any time before 5:00 p.m., Pacific Time, on December 31, 2001. If we extend the Offer beyond that time, you have the right to withdraw your elected options at any time until the extended expiration of the Offer.

          To validly withdraw your options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, and the total number of shares included in the options. The written notice of withdrawal may be sent via U.S. mail or facsimile to the

Company’s Stock Option Administrator. The Stock Option Administrator’s mailing address is: Shirley Platt, Stock Option Administrator, Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The fax number is (503) 685-1485. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder’s name appears on the option agreement evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

          You may not rescind any withdrawal, and the options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer, unless you properly re-elect those options before the Expiration Date by following the procedures described in Section 3.

          Neither Mentor Graphics Corporation nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

          Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Expiration Date. If your options are properly elected for exchange and accepted for exchange on December 31, 2001, you will be granted New Options on July 2, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted New Options on the date six months and two days after the extended date.

          If we accept an option you elect to exchange in the Offer, you will be ineligible until after the grant date of the New Options for any additional stock option grants for which you may have otherwise been eligible before the grant date of the New Options. Also, if you choose to participate by exchanging an Eligible Option, you must also exchange any other stock option granted to you in the last six months. This prevents us from incurring compensation expense against our earnings because of accounting rules that could apply to these option grants as a result of the Offer.

          If we accept the options that you elected to exchange, we will promptly send you a confirmation indicating the number of shares of common stock subject to the options that we have accepted for exchange and the corresponding number of shares of common stock that will be subject to the New Options that will be granted to you subject to the terms and conditions of this Offer.

          For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will mail your new option agreement within four to six weeks after the New Option grant date.

          TERMS OF NEW OPTION. Your New Options will entitle you to purchase the same number of shares of our common stock as the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends, and similar events. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day preceding the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly. Twenty-five percent of the shares of common stock underlying the New Options will vest one full year after the grant date of the New Options, and, thereafter, an additional 1/48th of the shares will vest monthly until 100% of the shares are vested. The 10-year term of the

New Options will also start on the grant date of the New Options. The New Options will be non-statutory stock options. Except for the vesting schedule, option term, and exercise price, the New Options will have terms and conditions that are the same as those of the cancelled options.

          EFFECT OF TERMINATION OF EMPLOYMENT ON GRANT OF NEW OPTIONS. Your employment with Mentor Graphics Corporation is on an at-will basis and nothing in this Offer modifies that. You cannot revoke your Option Exchange Election Form after 5:00 p.m. Pacific Time on December 31, 2001. Therefore, if your employment with Mentor Graphics Corporation is terminated by you or Mentor Graphics Corporation voluntarily, involuntarily, for any reason or for no reason, before the New Options are granted, you will not have a right to any stock option that was previously cancelled, and you will not have a right to the grant that would have been issued on the grant date of the New Options. Therefore, if you are not an employee of Mentor Graphics Corporation from the date you elect to exchange your option through the grant date of the New Options, you will not receive a New Option in exchange for your option that has been accepted for exchange. You also will not receive any other consideration for the option elected to be exchanged if you are not an employee from the date you elect to exchange your option through the grant date of the New Options.

          EFFECT OF CHANGE IN CONTROL OF COMPANY ON GRANT OF NEW OPTIONS. Your Eligible Option and all other outstanding options under the 1986 Plan provide that vesting will be accelerated and the option will become exercisable in full if a “Change in Control” (as defined in our 1982 Stock Option Plan) of the Company occurs. Unless otherwise determined by the Company’s Compensation Committee before the occurrence of the event, a “Change in Control” generally includes the following events: the acquisition by any person of 20% or more of the Company’s common stock, the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, and the approval by the Company’s shareholders of a merger, share exchange, sale of substantially all of the Company’s assets or plan of liquidation. If a Change in Control occurs prior to the grant date of the New Options and results in the acceleration of vesting of all outstanding options under the 1986 Plan, then the New Options will, if and when they are granted, be fully vested and 100% exercisable.

          Your Eligible Option and all other outstanding options under the 1986 Plan also provide that, in the event of a liquidation, merger or share exchange affecting the Company, the Compensation Committee may, in its sole discretion, provide a 30-day period prior to such event during which the options will be 100% exercisable and after which the options will terminate. If prior to the grant date of the New Options, all outstanding options under the 1986 Plan terminate as a result of action by the Compensation Committee in connection with a liquidation, merger or share exchange of the Company, then the New Options will not be granted and participants will lose the right to receive any consideration for their cancelled options.

          Lastly, your Eligible Option and all other outstanding options under the 1986 Plan provide that, if the outstanding shares of Company common stock are exchanged for shares or other securities of another corporation by reason of any merger or share exchange and the Compensation Committee does not cause the options to terminate as discussed in the preceding paragraph, appropriate adjustment shall be made by the Compensation Committee in the number and kind of shares subject to the option. Accordingly, if prior to the grant date of the New Options, all outstanding options under the 1986 Plan are converted into or exchanged for options to acquire stock or other securities of another corporation as a result of a merger or share exchange, participants will be entitled to receive New Options for shares of such acquiring company on the grant date, with the number of shares determined by applying the same exchange ratio as applied to the outstanding options so converted. If, however, your employment status with the acquiring company on the grant date of the New Options is different than your employment status with us on the cancellation date, for any reason, you will lose your right to receive New Options or any other consideration for your cancelled options, just as you would had we not been acquired. Unless you were to enter into an employment agreement with the acquiring company, your employment with that company would be at-will, terminable by either party at any time and for any reason or no reason, and you could be terminated by the acquiring company before the grant date of the New Options.

          In any event, even if a Change of Control is not completed before the grant of New Options, the announcement of a planned merger or acquisition transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the market price of our common stock, and could deprive optionees of any further price appreciation in the common stock underlying their New Options. For example, if we signed and announced an agreement to be acquired in a cash merger before the grant date of the New Options, the closing market price of our common stock on the day preceding the grant date of the New Options (and therefore the price at which we grant the New Options) would likely be a price at or near the cash price to be paid for the common stock in the transaction. Participating optionees would therefore not receive the benefit of any premium over fair market value paid for our common stock in the transaction, because the exercise price of the New Options would incorporate that premium.

6.      CONDITIONS OF THE OFFER.

          Notwithstanding any other provision of the Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after November 30, 2001 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options elected for exchange:

(a)	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially impair the contemplated benefits of the Offer to us;

(b)	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

	(i)	make the acceptance for exchange of, or issuance of New Options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

	(ii)	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the options elected for exchange; or

	(iii)	materially impair the contemplated benefits of the Offer to us; or

(c)	there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer.

         The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of one of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect any other rights. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

          The options to be exchanged for New Options pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the option holder becomes an owner of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “MENT.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the NASDAQ National Market.

Quarter Ended	March 31	June 30	September 30	December 31

2001
High	$33 5/8	$29 11/20	$19 47/100	$23 9/10*
Low	$19 7/8	$15	$13 2/5	$12 21/25*
2000
High	$18 1/2	$20 9/16	$24 1/8	$29 5/16
Low	$11 9/16	$11 7/8	$17 3/4	$17 5/16
1999
High	$15 1/16	$14 5/16	$14 3/4	$13 7/16
Low	$7 1/2	$11 1/2	$8	$7 3/4

* Through November 29, 2001.

          As of November 29, 2001, the last reported sale price of our common stock, as reported by the NASDAQ National Market, was $23.65.

          Our stock price has been, and in the future may be, highly volatile and could decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until six months and two days after the date the exchanged options are accepted for exchange and cancelled. The exercise price of the New Options will be the last reported sale price of our common stock reported on the NASDAQ National Market on the day preceding the date they are granted. The exercise price of the New Options may be higher than the exercise price of the options you submitted for exchange. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of the options you submitted for exchange and other factors, your New Option may be less valuable than your returned options.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTION. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

8.         SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

          CONSIDERATION. We will issue New Options to purchase common stock under the 1986 Plan in exchange for options properly elected and accepted for exchange by us. New Options will represent the same number of shares as options that are exchanged in the Offer. Thus, for every one (1) share of common stock purchasable under an exchanged option, you will receive a New Option to purchase one (1) share of common stock. The number of shares to be represented by the New Options will be adjusted for any stock splits, stock dividends or similar transactions that may occur between the Expiration Date and the New Option grant date.

          TERMS OF NEW OPTIONS. The New Options will be issued under the 1986 Plan. We will issue a new option agreement to each option holder who has elected to exchange an option in the Offer. Except for the exercise price, option term, and the vesting schedule, the terms and conditions of the New Options will be the same as the terms and conditions of the options elected for exchange.

          The terms and conditions of current options under the 1986 Plan are set forth in the 1986 Plan and the stock option agreement you entered into in connection with the grant. The terms and conditions of the 1986 Plan and the stock option agreement are summarized in the prospectus prepared by us and previously distributed to you.

          You may obtain copies of the prospectus and the 1986 Plan as indicated below.

          U.S. FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. All outstanding options under the 1986 Plan are non-statutory options, and the New Options will also be non-statutory stock options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under U.S. law, an optionee recognizes no taxable income upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

          We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of Mentor Graphics Corporation in which the ordinary income is recognized by the optionee.

          Important Note: The statements in this Offer concerning the 1986 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1986 Plan and the form of stock option agreement under the 1986 Plan. Please contact Shirley Platt at shirley_platt@mentor.com or (503) 685-1529 to receive a copy of the 1986 Plan, the prospectus, or the form of stock option agreement. We will promptly furnish you copies of these documents at our expense.

9.      INFORMATION CONCERNING MENTOR GRAPHICS CORPORATION.

          Mentor Graphics Corporation manufactures, markets and supports software and hardware Electronic Design Automation products, embedded systems software products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. The Company markets its products primarily to large companies in the communications, computer, consumer electronics, semiconductor, aerospace, networking, multimedia and transportation industries. Customers use the Company’s software in the design of such diverse products as supercomputers, automotive electronics, telephone-switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors, personal computers, personal digital assistant equipment, video conferencing equipment, 3-D graphics boards, digital audio broadcast radios, smart cards and products enabled with the Bluetooth short-range wireless radio technology. The Company licenses its products through its direct sales force and an affiliate channel of distributors and sales representatives where a direct sales presence is not warranted or cost effective.

      The Company was incorporated in Oregon in 1981 and its common stock is traded on the Nasdaq National Market under the symbol “MENT.” The Company’s executive offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The telephone number at that address is (503) 685-7000. The Company website address is www.mentor.com.

     The following table summarizes certain of our financial information:

In thousands, except per share data and percentages	Nine months ended September 30,		Year ended December 31,
	2001	2000	2000	1999

Statement of Operations Data
Total Revenues	$ 435,036	$408,124	$ 589,835	$ 511,134
Research and development	101,913	91,241	125,952	116,867
Operating income	45,154	42,349	75,294	15,880
Net income	35,934	31,275	54,987	2,234
Gross margin percent	79%	79%	80%	77%
Operating income as a percent of revenues	10%	10%	13%	3%

Per Share Data
Net income per share — basic	$ 0.56	$ 0.49	$ 0.86	$ 0.03
Net income per share — diluted	0.53	0.47	0.81	0.03
Weighted average number of shares outstanding — basic	64,387	63,998	64,125	65,629
Weighted average number of shares outstanding — diluted	67,810	67,104	67,509	66,324

Balance Sheet Data
Cash and investments, short term	$ 164,894	$149,530	$ 141,872	$ 133,187
Working capital	155,209	148,990	132,695	133,203
Property, plant and equipment, net	83,485	80,519	82,560	83,970
Total assets	509,695	466,954	530,914	451,386
Notes payable and other deferrals, long-term	6,225	1,221	7,247	1,221
Stockholders’ equity	325,666	296,397	316,537	288,780

     The book value per share of our common stock as of September 30, 2001 (the date of our most recent balance sheet presented) was $5.06.

     Additional information about Mentor Graphics Corporation is available from the documents described in Section 16. The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 are incorporated herein by reference.

10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
         CONCERNING THE OPTIONS.

         The Company’s executive officers and directors are not eligible to participate in this Offer.

         The following table sets forth information, as of November 9, 2001, with respect to (a) the beneficial ownership of our common stock and (b) the ownership of options to purchase our common stock, by each director, each of our executive officers, and all of the directors and executive officers as a group. The percentages in the tablebelow are based on a total 64,611,035 outstanding shares of common stock and 11,755,200 outstanding stock options as of November 9, 2001.

Name	Shares of Common Stock Beneficially Owned[1]	Percent of Total Outstanding Shares	Total Outstanding Options[1]	Percent of Total Outstanding Options

Anthony B. Adrian	65,723[2]	*	84,000	*
Jue-Hsien Chern	33,803[3]	*	117,119	*
Marsha B. Congdon	81,336[4]	*	110,083	*
Brian Derrick	34,723[5]	*	81,000	*
James R. Fiebiger	77,643[6]	*	97,918	*
Dean M. Freed	110,824[7]	*	137,975	1.2
Gregory K. Hinckley	552,313[8]	*	740,194	6.3
David A. Hodges	14,236[9]	*	41,836	*
L. Don Maulsby	62,307[10]	*	132,000	1.1
Kevin C. McDonough	14,908[11]	*	47,041	*
Walter H. Potts	13,958[12]	*	102,501	*
Walden C. Rhines	1,517,480[13]	2.3	1,805,194	15.4
Fontaine K. Richardson	50,000[14]	*	73,000	*
Anne M. Sanquini	47,525[15]	*	95,000	*
Dennis M. Weldon	87,265[16]	*	103,318	*
All 15 directors and executive officers as a group	2,764,044[17]	4.3	3,768,179	32.2

*	Less than 1 percent.

[1]	“Shares of Common Stock Beneficially Owned” column includes shares subject to options exercisable within 60 days of November 9, 2001. “Total Outstanding Options” column also includes options exercisable within 60 days of November 9, 2001.

[2]	Includes 48,248 shares subject to options exercisable within 60 days of November 9, 2001.

[3]	Includes 24,411 shares subject to options exercisable within 60 days of November 9, 2001.

[4]	Includes 78,083 shares subject to options exercisable within 60 days of November 9, 2001.

[5]	Includes 33,582 shares subject to options exercisable within 60 days of November 9, 2001.

[6]	Includes 65,918 shares subject to options exercisable within 60 days of November 9, 2001.

[7]	Includes 550 shares held by his wife and 97,828 shares subject to options exercisable within 60 days of November 9, 2001.

[8]	Includes 485,507 shares subject to options exercisable within 60 days of November 9, 2001.

[9]	Includes 9,836 shares subject to options exercisable within 60 days of November 9, 2001.

[10]	Includes 57,208 shares subject to options exercisable within 60 days of November 9, 2001.

[11]	Includes 13,008 shares subject to options exercisable within 60 days of November 9, 2001.

[12]	Includes 13,958 shares subject to options exercisable within 60 days of November 9, 2001.

[13]	Includes 1,406,026 shares subject to options exercisable within 60 days of November 9, 2001.

[14]	Includes 40,000 shares subject to options exercisable within 60 days of November 9, 2001.

[15]	Includes 36,614 shares subject to options exercisable within 60 days of November 9, 2001.

[16]	Includes 73,949 shares subject to options exercisable within 60 days of November 9, 2001.

[17]	Includes 2,484,176 shares subject to options exercisable within 60 days of November 9, 2001.

TRANSACTIONS AND AGREEMENTS. In the 60 days prior to and including November 30, 2001, our executive officers and directors participated in the following transactions involving our shares of common stock:

· On November 1, 2001, Walden C. Rhines exercised options to purchase 12,403 shares of common stock at a price of $8.0625 per share.

· On November 2, 2001, Gregory K. Hinckley exercised options to purchase 12,403 shares of common stock at a price of $8.0625 per share.

· On November 2, 2001, David A. Hodges exercised options to purchase 2,000 shares of common stock at a price of $10.875 per share and sold 2,000 shares of common stock at a price of $18.96.

· On November 2, 2001, David A. Hodges exercised options to purchase 2,000 shares of common stock at a price of $14.75 per share and sold 2,000 shares of common stock at a price of $18.96.

· On November 15, 2001, David A. Hodges exercised options to purchase 3,836 shares of common stock at a price of $15.875 per share and sold 3,836 shares of common stock at a price of $21.72.

· On November 21, 2001 Dean M. Freed exercised options to purchase 4,500 shares of common stock at a price of $8.0625 per share.

· On November 28, 2001, Marsha B. Congdon exercised options to purchase 12,083 shares of common stock at a price of $12.00 per share and sold 5,400 shares of common stock at a price of $23.06 and 6,683 shares of common stock at a price of $23.05.

Except as otherwise described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days.

In addition, neither Mentor Graphics Corporation nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

          Options we acquire pursuant to the Offer will be cancelled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of options under the 1986 Plan and for issuance upon the exercise of such options. To the extent such shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants.

          We believe that Mentor Graphics Corporation will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because we will not grant any New Options until a business day that is six months and two days after the date that we accept and cancel options elected for exchange; and the exercise priceof all New Options will equal the closing market price of the common stock on the day preceding the date we grant the New Options, which will therefore be six months and one day after the date the options are cancelled.

          If we were to grant any option to any option holder with a price determined on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, our grant of that option to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted option is equal to or less than the number of the option holder’s option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted option exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted option is outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.    LEGAL MATTERS; REGULATORY APPROVALS.

          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange and to issue New Options for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

          The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

          The option holders who exchange an outstanding option for a New Option will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

          At the date of grant of the New Options, the option holders will not be required to recognize income for federal income tax purposes. The grant of options does not result in the recognition of taxable income.

          The option holders who choose to participate in this Offer will receive non-statutory stock options in exchange for their outstanding options, which are also non-statutory stock options. An option holder will not recognize any taxable income at the time his or her New Option is granted. However, upon exercise of the New Option, an option holder must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the option holder’s purchase price. The included amount must be treated as ordinary income by the option holder and will be subject to income tax withholding by Mentor Graphics Corporation. Upon resale of the shares by the option holder, any subsequent appreciation or depreciation in the value of the shares will be treated as a capital gain or loss.

          We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in this Offer.

14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

          We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

          We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange.

          Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

          Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any amendment of the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

          If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in price, the amount of time by which we will extend the Offer following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

(a)
		(i)	we increase or decrease the amount of consideration offered for the options;

		(ii)	we decrease the number of options eligible to be elected for exchange in the Offer; or

		(iii)	we increase the number of options eligible to be elected for exchange in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

	(b)	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

16.	ADDITIONAL INFORMATION.

We recommend that, in addition to this Offer to Exchange and the Option Exchange Election Form, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

	(a)	our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 27, 2001;

	(b)	our quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the SEC on November 13, 2001;

	(c)	our definitive proxy statement for our May 10, 2001 annual meeting of stockholders, filed with the SEC on March 27, 2001;

The Securities and Exchange Commission file number for all of these filings is 0-13442. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

			450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, IL 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “MENT,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

          We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Mentor Graphics Corporation Attention: Shirley Platt 8005 S.W. Boeckman Road Wilsonville, OR 97070-7777

or by telephoning Shirley Platt at (503) 685-1529 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

          As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

          The information contained in this Offer to Exchange about Mentor Graphics Corporation should be read together with the information contained in the documents to which we have referred you.

17.    MISCELLANEOUS.

          We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your option pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the accompanying Option Exchange Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Mentor Graphics Corporation, November 30, 2001